PRESS RELEASE Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports Fourth Quarter
and Full Year Financial Results

Provides 2019 outlook with continued growth and discusses 2019 restructuring actions

(Tampa, FL, February 18, 2019) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended December 30, 2018.

Business Highlights

Fourth Quarter 2018 versus Fourth Quarter 2017

•	Net sales increased 4% to $528 million versus $509 million.

•	Net income attributable to Masonite decreased to $12 million from $72 million; prior period net income included non-cash tax benefits totaling $51 million.

•	Adjusted EBITDA* decreased 10% to $57 million from $64 million.

Full Year 2018 versus Full Year 2017

•	Net sales increased 7% to $2.17 billion from $2.03 billion.

•	Net income attributable to Masonite decreased to $93 million from $152 million; prior period net income included non-cash tax benefits of $53 million.

•	Adjusted EBITDA* increased 5% to $268 million from $255 million.

•	Repurchased $167 million of common shares.

"We successfully grew net sales and adjusted EBITDA* in 2018 despite increasing market uncertainty and a challenging inflationary environment," said Fred Lynch, President and CEO. "While fourth quarter performance presented a headwind to continued margin expansion, we believe our continued focus on the MVantage operating system, previously announced pricing and restructuring actions, together with additional planned restructuring actions, will position us to resume margin expansion in 2019 and beyond."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Fourth Quarter 2018 Discussion
Net sales increased 4% to $528 million in the fourth quarter of 2018, from $509 million in the comparable period of 2017. The growth in net sales was a result of an 8% increase in sales volume from acquisitions and a 3% increase in average unit price (AUP), partially offset by a 6% decrease in base volumes and a 1% negative impact from foreign exchange.

•
North American Residential net sales were $349 million, a 3% decrease over the fourth quarter of 2017, driven by a 8% decrease in base volume due to soft wholesale volumes, particularly in December, and previously announced lost retail business. Foreign exchange contributed an additional 1% decline in the fourth quarter. These declines were partially offset by a 4% increase in AUP and a 2% increase in sales volume from the recent BWI acquisition.

•
Europe net sales were $90 million, a 23% increase over the fourth quarter of 2017, due to a 28% increase in sales volume from acquisitions and 1% higher AUP. These gains were partially offset by a 3% decline from foreign currency and 3% lower component sales. Base volumes were flat compared to the fourth quarter of 2017.

•
Architectural net sales were $83 million, a 19% increase from the fourth quarter of 2017, driven by a 17% increase in sales volume from acquisitions, 4% higher AUP and 2% higher sales of components. These gains were partially offset by a 3% decrease in base volume.

Total company gross profit decreased 5% to $95 million in the fourth quarter of 2018, from $100 million in the comparable period of 2017. Gross profit margin decreased 170 basis points to 18.0%, due primarily to higher raw material costs and the impact of lower volume, partially offset by higher AUP.

Selling, general and administrative expenses (SG&A) of $62 million were up $2 million, or 3%, compared to the fourth quarter of 2017. The increase was driven by additional costs from acquisitions with offsets in certain non-cash items. SG&A as a percentage of net sales was 11.7%, a 10 basis point decrease compared to the fourth quarter of 2017.

Net income attributable to Masonite decreased $60 million to $12 million in the fourth quarter of 2018. Prior period net income includes non-cash tax benefits totaling $51 million, including $24 million from the release of a valuation allowance previously recorded against deferred tax assets in Canada, and $27 million related to U.S. tax reform and a reduction of deferred tax liabilities in the U.S. due to the lowered corporate tax rate.

Adjusted EBITDA* decreased 10% to $57 million in the fourth quarter of 2018 from $64 million in the fourth quarter of 2017.

Diluted earnings per share were $0.46 in the fourth quarter of 2018 compared to $2.48 in the comparable 2017 period. The decline was primarily due to the prior year tax benefits which accounted for $1.77 per share in 2017. Diluted adjusted earnings per share* were $0.68 in the fourth quarter of 2018 compared to $0.70 in the comparable 2017 period.

Masonite repurchased 1,306,984 of its common shares in the fourth quarter, at an average price of $55.40.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year Discussion
Net sales increased 7% to $2,170 million in the year ended December 30, 2018, from $2,033 million in the comparable period of 2017. The growth in net sales was the result of a 6% increase in sales volume from acquisitions, 3% increase in AUP and 1% positive impact from foreign exchange, partially offset by a 3% decrease in base volumes.

•
North American Residential net sales were $1,455 million, a 2% increase over 2017, driven primarily by a 3% increase in AUP and incremental sales volume of 1% from the BWI acquisition in the fourth quarter. These gains were partially offset by a 2% decrease in base volumes, which include the previously announced lost retail business.

•
Europe net sales were $369 million, a 26% increase from 2017, due to a 23% increase in sales volume from acquisitions, 5% increase in AUP and 4% positive impact from foreign exchange, partially offset by a 5% decline in base volumes and 1% lower component sales.

•
Architectural net sales were $324 million, a 12% increase from 2017, driven by a 15% increase in sales volume from acquisitions, 5% higher AUP and 1% from higher sales of components. These gains were partially offset by a 9% decrease in base volume.

Total company gross profit increased 7% to $435 million in 2018, from $407 million in the comparable period of 2017. Gross profit margin increased 10 basis points to 20.1% in 2018, due to higher AUP and mix which was almost entirely offset by higher cost of raw materials through the year and increased manufacturing wages and benefits in the second half of 2018.

Selling, general and administrative expenses (SG&A) of $266 million were up $18 million, or 7%, compared to 2017. The increase was driven by additional costs from acquisitions, including related professional fees, and personnel costs, including incentive compensation. SG&A as a percentage of net sales was 12.3%, a 10 basis point increase from 2017.

Net income attributable to Masonite decreased $59 million to $93 million in 2017. Prior period net income includes the previously described non-cash tax benefits of $53 million, the majority of which was recognized in the fourth quarter of 2017.

Adjusted EBITDA* increased $13 million to $268 million in 2018, from $255 million in 2017.

Diluted earnings per share were $3.33 in the 2018 fiscal year compared to $5.09 in the comparable 2017 period. The decline was due to the prior year tax benefits which accounted for $1.76 per share in 2017. Diluted adjusted earnings per share increased $0.34 to $3.68 in the 2018 fiscal year compared to $3.34 in the comparable 2017 period.

Masonite repurchased 2,771,684 of its common shares at an average price of $60.22, or $167 million in 2018.

Restructuring
Following the previously announced actions in the fourth quarter of 2018, the Company implemented additional restructuring plans in 2019 to continue optimizing its manufacturing footprint and reducing headcount. In addition to the fourth quarter restructuring charge of $2 million, the Company expects restructuring costs associated with additional planned actions in 2019 to be approximately $10 million to $15 million.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

2019 Outlook
The Company expects full-year 2019 net sales growth in the range of three to five percent, primarily driven by increases in AUP, incremental net sales from acquisitions and nominal market growth across all end markets. Excluding anticipated impacts of foreign exchange, the Company expects net sales growth of four to six percent.

The Company expects 2019 Adjusted EBITDA* to be in the range of $275 million to $305 million and diluted adjusted earnings per share* of $3.60 to $4.40.

A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* outlook to the corresponding GAAP information is not provided because the GAAP measures that are excluded from Adjusted EBITDA* outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on Tuesday, February 19, 2019, to discuss the 2018 fourth quarter and full year results.

The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q4'18 Earnings Webcast. It is recommended that listeners log-on at least 10 minutes prior to the start of the call.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 5, 2019. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13687239.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 9,000 customers in 64 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2019 outlook, housing and other markets, and the effects of our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

“outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; new tariffs and evolving trade policy between the United States and other countries, including China; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's anticipated exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; environmental and other government regulations, including the FCPA, and any changes in such regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 Notes and 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm's length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). In the fourth quarter of 2018, we changed the definition of Adjusted EPS to exclude restructuring charges and related tax impacts. As a result, we have recast the previously-presented Adjusted EPS reconciliations for the three months and year ended December 31, 2017, to also exclude these amounts. Additionally, amounts shown for the three months and year ended December 31, 2017, exclude the beneficial impact of the deferred tax revaluation recognized as a result of The Tax Cuts and Jobs Act of 2017 and the release of a valuation allowance in Canada as such tax assets are likely to be realized in future periods. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

The tables below set forth reconciliations of Adjusted EBITDA to net income attributable to Masonite and Adjusted EPS to diluted earnings per common share for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA or Adjusted EPS outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate & Other	Consolidated	% Change
Fourth quarter 2017 net sales	$358.8	$73.3	$69.6	$6.8	$508.5
Acquisitions	7.7	20.5	11.8	—	40.0	7.9%
Base volume	(27.6)	(0.1)	(2.2)	(0.5)	(30.4)	(6.0)%
Average unit price	12.6	0.6	2.5	—	15.7	3.1%
Other	0.5	(2.3)	1.6	0.2	—	—%
Foreign exchange	(3.0)	(2.1)	(0.3)	—	(5.4)	(1.1)%
Fourth quarter 2018 net sales	$349.0	$89.9	$83.0	$6.5	$528.4	3.9%
Year over year growth, net sales	(2.7)%	22.6%	19.3%	(4.4)%

Fourth quarter 2017 Adjusted EBITDA	$50.5	$8.8	$8.6	$(3.8)	$64.2
Fourth quarter 2018 Adjusted EBITDA	$39.7	$10.7	$6.9	$0.2	$57.5
Year over year growth, Adjusted EBITDA	(21.4)%	21.6%	(19.8)%	nm	(10.4)%

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate & Other	Consolidated	% Change
Year to date 2017 net sales	$1,428.9	$291.9	$288.5	$23.6	$2,032.9
Acquisitions	7.7	68.5	42.8	—	119.0	5.9%
Base volume	(24.2)	(15.0)	(26.2)	(1.1)	(66.5)	(3.3)%
Average unit price	38.9	14.0	15.3	—	68.2	3.4%
Other	3.8	(2.2)	3.0	0.1	4.6	0.2%
Foreign exchange	(0.3)	11.8	0.1	0.3	11.9	0.6%
Year to date 2018 net sales	$1,454.8	$369.0	$323.5	$22.9	$2,170.1	6.7%
Year over year growth, net sales	1.8%	26.4%	12.1%	(3.0)%

Year to date 2017 Adjusted EBITDA	$200.2	$33.8	$30.1	$(9.5)	$254.5
Year to date 2018 Adjusted EBITDA	$202.5	$45.0	$37.7	$(17.3)	$267.9
Year over year growth, Adjusted EBITDA	1.1%	33.1%	25.2%	nm	5.3%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net sales	$528,350	$508,500	$2,170,103	$2,032,925
Cost of goods sold	432,989	408,386	1,734,797	1,625,942
Gross profit	95,361	100,114	435,306	406,983
Gross profit as a % of net sales	18.0%	19.7%	20.1%	20.0%

Selling, general and administration expenses	61,601	59,874	266,193	247,917
Selling, general and administration expenses as a % of net sales	11.7%	11.8%	12.3%	12.2%

Restructuring costs	1,624	(136)	1,624	850
Asset impairment	5,243	—	5,243	—
Loss on disposal of subsidiaries	—	—	—	212
Operating income	26,893	40,376	162,246	158,004
Interest expense, net	11,027	8,804	39,008	30,153
Loss on extinguishment of debt	—	—	5,414	—
Other income, net of expense	(724)	(835)	(2,533)	(1,570)
Income before income tax expense (benefit)	16,590	32,407	120,357	129,421
Income tax expense (benefit)	3,067	(40,802)	23,813	(27,560)
Net income	13,523	73,209	96,544	156,981
Less: net income attributable to non-controlling interest	1,176	1,397	3,834	5,242
Net income attributable to Masonite	$12,347	$71,812	$92,710	$151,739

Basic earnings per common share attributable to Masonite	$0.47	$2.52	$3.38	$5.18
Diluted earnings per common share attributable to Masonite	$0.46	$2.48	$3.33	$5.09

Shares used in computing basic earnings per share	26,372,719	28,463,413	27,412,268	29,298,236
Shares used in computing diluted earnings per share	26,731,917	28,969,630	27,865,228	29,814,659

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	December 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$115,656	$176,669
Restricted cash	10,485	11,895
Accounts receivable, net	283,580	269,235
Inventories, net	250,407	234,042
Prepaid expenses	32,970	27,665
Income taxes receivable	3,495	2,364
Total current assets	696,593	721,870
Property, plant and equipment, net	609,753	575,492
Investment in equity investees	13,474	11,310
Goodwill	180,297	138,449
Intangible assets, net	212,045	182,484
Deferred income taxes	28,509	29,899
Other assets	37,794	20,754
Total assets	$1,778,465	$1,680,258

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96,362	$94,497
Accrued expenses	147,345	126,759
Income taxes payable	1,599	869
Total current liabilities	245,306	222,125
Long-term debt	796,398	625,657
Deferred income taxes	82,122	60,820
Other liabilities	32,334	35,754
Total liabilities	1,156,160	944,356
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 25,835,664 and 28,369,877 shares issued and outstanding as of December 30, 2018, and December 31, 2017, respectively	575,207	624,403
Additional paid-in capital	218,988	226,528
Accumulated deficit	(30,836)	(18,150)
Accumulated other comprehensive loss	(152,919)	(110,152)
Total equity attributable to Masonite	610,440	722,629
Equity attributable to non-controlling interests	11,865	13,273
Total equity	622,305	735,902
Total liabilities and equity	$1,778,465	$1,680,258

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net income attributable to Masonite	$12,347	$71,812	$92,710	$151,739

Add: Restructuring costs	1,624	(136)	1,624	850
Add: Asset impairment	5,243	—	5,243	—
Add: Loss on disposal of subsidiaries	—	—	—	212
Add: Loss on extinguishment of debt	—	—	5,414	—
Add: Income tax benefit as a result of U.S. Tax Reform	—	(27,138)	—	(27,138)
Add: Income tax benefit as a result of the release of valuation allowances	—	(24,069)	—	(25,396)
Income tax impact of adjustments	(1,071)	(63)	(2,506)	(619)
Adjusted net income attributable to Masonite	$18,143	$20,406	$102,485	$99,648

Diluted earnings per common share attributable to Masonite ("EPS")	$0.46	$2.48	$3.33	$5.09
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$0.68	$0.70	$3.68	$3.34

Shares used in computing diluted EPS and diluted Adjusted EPS	26,731,917	28,969,630	27,865,228	29,814,659
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended December 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$39,690	$10,735	$6,856	$194	$57,475
Less (plus):
Depreciation	7,954	2,432	3,149	2,214	15,749
Amortization	421	3,816	2,382	1,013	7,632
Share based compensation expense	—	—	—	(562)	(562)
Loss (gain) on disposal of property, plant and equipment	751	62	82	1	896
Restructuring costs	275	1,349	—	—	1,624
Asset impairment	—	5,243	—	—	5,243
Interest expense (income), net	—	—	—	11,027	11,027
Other income, net of expense	(57)	(245)	—	(422)	(724)
Income tax expense (benefit)	—	—	—	3,067	3,067
Net income (loss) attributable to non-controlling interest	537	—	—	639	1,176
Net income (loss) attributable to Masonite	$29,809	$(1,922)	$1,243	$(16,783)	$12,347

	Three Months Ended December 31, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$50,510	$8,798	$8,649	$(3,757)	$64,200
Less (plus):
Depreciation	7,147	2,376	2,167	2,363	14,053
Amortization	865	2,111	2,351	1,266	6,593
Share based compensation expense	—	—	—	2,950	2,950
Loss (gain) on disposal of property, plant and equipment	96	(220)	488	—	364
Restructuring costs	—	—	242	(378)	(136)
Interest expense (income), net	—	—	—	8,804	8,804
Other expense (income), net	—	50	—	(885)	(835)
Income tax expense (benefit)	—	—	—	(40,802)	(40,802)
Net income (loss) attributable to non-controlling interest	833	—	—	564	1,397
Net income (loss) attributable to Masonite	$41,569	$4,481	$3,401	$22,361	$71,812

	Year Ended December 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$202,465	$44,985	$37,742	$(17,256)	$267,936
Less (plus):
Depreciation	29,959	9,922	10,431	8,777	59,089
Amortization	1,466	14,716	9,236	3,165	28,583
Share based compensation expense	—	—	—	7,681	7,681
Loss (gain) on disposal of property, plant and equipment	1,799	92	180	1,399	3,470
Restructuring costs	275	1,349	—	—	1,624
Asset impairment	—	5,243	—	—	5,243
Interest expense (income), net	—	—	—	39,008	39,008
Loss on extinguishment of debt	—	—	—	5,414	5,414
Other expense (income), net	(57)	61	—	(2,537)	(2,533)
Income tax expense (benefit)	—	—	—	23,813	23,813
Net income (loss) attributable to non-controlling interest	3,042	—	—	792	3,834
Net income (loss) attributable to Masonite	$165,981	$13,602	$17,895	$(104,768)	$92,710

	Year Ended December 31, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$200,179	$33,820	$30,050	$(9,543)	$254,506
Less (plus):
Depreciation	29,798	9,588	9,032	9,110	57,528
Amortization	3,369	7,867	8,742	4,397	24,375
Share based compensation expense	—	—	—	11,644	11,644
Loss (gain) on disposal of property, plant and equipment	770	293	328	502	1,893
Restructuring costs	—	(27)	2,394	(1,517)	850
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	30,153	30,153
Other expense (income), net	—	232	—	(1,802)	(1,570)
Income tax expense (benefit)	—	—	—	(27,560)	(27,560)
Net income (loss) attributable to non-controlling interest	3,519	—	—	1,723	5,242
Net income (loss) attributable to Masonite	$162,723	$15,655	$9,554	$(36,193)	$151,739